Explanation of Responses:
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
(1)
On March 25, 2019, Landgame S.à r.l, a Luxembourg société à responsabilité limitée (“Landgame”) became entitled to receive 1,125,610 shares of Inspired Entertainment, Inc. (the “Company”) pursuant to an “earn-out” provision in that certain share sale agreement dated as of July 13, 2016 by and among the Company and certain other parties thereto (the “Share Sale Agreement”).  The Share Sale Agreement provided that Landgame and certain other parties would receive addition shares of common stock, par value $0.00001 per share (the “Common Stock”), for no additional consideration, based on the Company’s EBITDA in certain jurisdictions prior to September 30, 2018.  The number of shares issuable pursuant to the earn-out right was determined on March 25 2019, pursuant to a formula set forth in the Share Sale Agreement.  Landgame’s right to receive such shares became fixed and irrevocable on the Completion Date (as such term is defined in the Share Sale Agreement) of the Share Sale Agreement, subject to the achievement of the earn out performance criteria described therein.

(2)	The value ascribed to such shares in the Share Sale Agreement.
(3)	Shares are held directly by Landgame.
(4)
Vitruvian I Luxembourg S.à r.l. (“Vitruvian Luxembourg”) is the sole shareholder of Landgame.  VIP I Nominees Limited, in its capacity as nominee for and on behalf of limited partnerships listed below, is sole shareholder of Vitruvian Luxembourg.  Through VIP I Nominees Limited, (a) VIP I A L.P. is the beneficial owner of 58.9% of Vitruvian Luxembourg, (b) VIP I B L.P. is the beneficial owner of 21.2% of Vitruvian Luxembourg, (c) VIP I C L.P. is the beneficial owner of 9.7% of Vitruvian Luxembourg, (d) VIP I A (Side Fund) L.P. is the beneficial owner of 5.7% of Vitruvian Luxembourg, (e) VIP I B (Side Fund) L.P. is the beneficial owner of 1.8% of Vitruvian Luxembourg, (f) VIP I C (Side Fund) L.P. is the beneficial owner of 1.1% of Vitruvian Luxembourg and (g) VIP I (Co-Investment) L.P. is the beneficial owner of 1.6% of Vitruvian Luxembourg.  Vitruvian Partners LLP is the sole shareholder of VIP I Nominees Limited and the general partner of each of the limited partnerships listed above.